EX-99.28(e)(1)(c)

AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT dated October 28, 2016, to the Distribution Agreement dated November 1, 2003, as amended (the "Agreement"), is entered into by and among Jacob Funds Inc., f/k/a Jacob Internet Fund Inc., a Maryland corporation (the "Corporation"), Jacob Asset Management of New York LLC, a New York limited liability company (the "Adviser"), and Quasar Distributors, LLC, a Delaware limited liability company (the "Distributor").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend said Agreement; and

WHEREAS, Section 10, paragraph B of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended and Restated Exhibit A attached hereto to reflect the liquidation and termination of the Jacob Wisdom Fund series of the Corporation.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

JACOB FUNDS INC.	QUASAR DISTRIBUTORS, LLC

By: /s/ Ryan I. Jacob Name: Ryan I. Jacob Title: Chairman, President and CEO	By: /s/ James R. Schoenike Name: James R. Schoenike Title: President

JACOB ASSET MANAGEMENT OF NEW YORK LLC

By: /s/ Ryan I. Jacob Name: Ryan I. Jacob Title: Chairman and CEO

Amended and Restated Exhibit A
 to Distribution Agreement dated November 1, 2003,
by and among Jacob Funds Inc., Jacob Asset Management of New York LLC and Quasar Distributors, LLC

Series Name	Original Effective Date
Jacob Internet Fund Jacob Small Cap Growth Fund Jacob Micro Cap Growth Fund	November 1, 2003 January 29, 2010 November 12, 2012

Effective October 28, 2016.
A-1